EXHIBIT 5




                                February 9, 1998




PacifiCorp
700 NE Multnomah, Suite 1600
Portland, OR  97232

     We have acted as counsel to PacifiCorp, an Oregon corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 11,500,000 shares of Common Stock of PacifiCorp (the "Shares") to be issued from time to time pursuant to the Company's Stock Incentive Plan (the "Plan"). We have reviewed the corporate action of the Company in connection with this matter and have examined those documents, corporate records and other instruments we deemed necessary for purposes of this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon;

     2. The Shares have been duly authorized by all necessary corporate action and, when issued in accordance with the terms and conditions of the Plan and the resolutions of the Company's Board of Directors, and, with respect to any newly issued shares, upon obtaining any necessary state regulatory approvals, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP